EXHIBIT 21

                           Subsidiaries of the Company







Subsidiaries            Percentage Owned     Jurisdiction of Incorporation

Sun National Bank,            100%                    United States
New Jersey

Sun National Bank,            100%                    United States
Delaware

Med-Vine, Inc.(1)             100%                    Delaware

Sun Capital Trust I           100%                    Delaware

Sun Capital Trust II          100%                    Delaware

Sun Mortgage Company(2)       100%                    New Jersey


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(1)  Med-Vine,  Inc. is a  wholly-owned  subsidiary  of Sun National  Bank,  New
     Jersey.
(2) Sun Mortgage Company is a wholly-owned subsidiary of Sun National Bank, New Jersey.